Exhibit 5.1

[HUGHES & LUCE, L.L.P. LETTERHEAD]

December 2, 2003

Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075

Ladies and Gentlemen:

     We have acted as special counsel to Perot Systems Corporation, a Delaware corporation (the “Company”), in connection with registration under the Securities Act of 1933, as amended (the “Act”), of 83,375 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”), as described in the Registration Statement of the Company on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission.

     We have examined a copy of the Registration Statement (including the exhibits thereto). In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based on the foregoing, we are of the opinion that 3,375 of the shares of Common Stock have been validly issued, fully paid and are nonassessable, and the remaining 80,000 shares of Common Stock when issued will be validly issued, fully paid and nonassessable.

     The foregoing opinions are limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Constitution of the State of Delaware, and case law construing Delaware laws.

     We consent to the reference to this firm as having passed on the validity of such shares of Common Stock under the caption “Legal Matters” in the prospectus that constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ HUGHES & LUCE, L.L.P.